As filed with the Securities and Exchange Commission on December 7, 2023

Registration Statement No. 333-254547

333-232867

333-225503

333-203431

333-179781

333-179334

333-168681

333-164869

333-156459

333-153551

333-128164

333-102036

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-3 REGISTRATION STATEMENT NO. 333-254547

FORM S-3MEF REGISTRATION STATEMENT NO. 333-179781

FORM S-3 REGISTRATION STATEMENT NO. 333-168681

FORM S-3 REGISTRATION STATEMENT NO. 333-164869

FORM S-3 REGISTRATION STATEMENT NO. 333-156459

FORM S-3MEF REGISTRATION STATEMENT NO. 333-153551

FORM S-3 REGISTRATION STATEMENT NO. 333-128164

FORM S-3 REGISTRATION STATEMENT NO. 333-102036

POST-EFFECTIVE AMENDMENT NO. 2 TO:

FORM S-3 REGISTRATION STATEMENT NO. 333-232867

FORM S-3 REGISTRATION STATEMENT NO. 333-225503

FORM S-3 REGISTRATION STATEMENT NO. 333-179334

POST-EFFECTIVE AMENDMENT NO. 3 TO:

FORM S-3 REGISTRATION STATEMENT NO. 333-203431

UNDER

THE SECURITIES ACT OF 1933

CAPSTONE GREEN ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	95-4180883 (I.R.S. Employer Identification No.)

16640 Stagg Street

Van Nuys, California 91406

(818) 734-5300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John Juric

Chief Financial Officer

Capstone Green Energy Corporation

16640 Stagg Street

Van Nuys, California 91406

(818) 734-5300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Mark D. Wood, Esq.
Katten Muchin Rosenman LLP
525 W. Monroe Street
Chicago, Illinois 60661-3693
Telephone No.: (312) 902-5200

Approximate date of commencement of proposed sale of the securities to the public: N/A. Removal from registration of securities that were not sold pursuant to these registration statements.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments are being filed by Capstone Green Energy Corporation (the “Company”) to deregister all securities remaining unsold under the following Registration Statements on Form S-3 (the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

(1)

Registration Statement on Form S-3 (No. 333-254547), pertaining to the registration of an indeterminate principal amount or number of common stock, preferred stock, debt securities, common stock warrants,  units and Series B Junior Participating Preferred Stock Purchase Rights of the Company as may be issued from time to time at indeterminate prices, with an aggregate offering price of up to $150,000,000, which was filed with the SEC on March 22, 2021;

(2)

Registration Statement on Form S-3 (No. 333-232867), pertaining to the registration of an aggregate amount of 4,046,337 shares of common stock of the Company that may be offered for resale by the selling stockholder, with an aggregate offering price of approximately $1,942,242, which was originally filed with the SEC on July 29, 2019 and amended on October 2, 2019;

(3)

Registration Statement on Form S-3 (No. 333-225503), pertaining to the registration of an indeterminate principal amount or number of common stock, preferred stock, debt securities, common stock warrants, units and Series B Junior Participating preferred stock purchase rights of the Company as may be issued from time to time at indeterminate prices, with an aggregate offering price of up to $100,000,000, which was originally filed with the SEC on June 7, 2018 and amended on July 16, 2018;

(4)

Registration Statement on Form S-3 (No. 333-203431), pertaining to the registration of an indeterminate principal amount or number of common stock, preferred stock, debt securities, common stock warrants and certain stockholder purchase rights of the Company as may be issued from time to time at indeterminate prices, with an aggregate offering price of up to $100,000,000, which was originally filed with the SEC on April 15, 2015, amended on May 15, 2015 and further amended on June 16, 2015;

(5)

Registration Statement on Form S-3 (No. 333-179334), pertaining to the registration of an indeterminate principal amount or number of common stock, preferred stock, debt securities, common stock warrants, and certain stockholder purchase rights of the Company as may be issued from time to time at indeterminate prices, with an aggregate offering price of up to $100,000,000, which was originally filed with the SEC on February 3, 2012, and amended on April 6, 2012;

(6)

Registration Statement on Form S-3MEF (No. 333-179781), pertaining to the registration of an indeterminate number of common stock, common stock warrants and preferred stock purchase rights of the Company as may be issued from time to time at indeterminate prices, with an aggregate offering price of up to $13,688,005, which was originally filed with the SEC on February 28, 2012;

(7)

Registration Statement on Form S-3 (No. 333-168681), pertaining to the registration of an aggregate amount of 3,131,313 shares of common stock and preferred stock purchase rights of the Company that may be offered for resale by the selling stockholder, with an aggregate offering price not to exceed $2,974,747, which was filed with the SEC on August 9, 2010;

(8)

Registration Statement on Form S-3 (No. 333-164869), pertaining to the registration of 1,550,387 shares of common stock and preferred stock purchase rights of the Company that may be offered for resale by the selling stockholder, with an aggregate offering price not to exceed $1,751,937, which was filed with the SEC on February 11, 2010;

(9)

Registration Statement on Form S-3 (No. 333-156459), pertaining to the registration of an indeterminate principal amount or number of common stock, preferred stock, debt securities, common stock warrants and certain stockholder purchase rights of the Company as may be issued from time to time at indeterminate prices, with an aggregate offering price of up to $150,000,000, which was filed with the SEC on December 24, 2008;

(10)

Registration Statement on Form S-3MEF (No. 333-153551), pertaining to the registration of an indeterminate number of common stock, common stock warrants and preferred stock purchase rights of the Company as may be issued from time to time at indeterminate prices, with an aggregate offering price of up to $7,398,229, which was originally filed with the SEC on September 17, 2018;

(11)

Registration Statement on Form S-3 (No. 333-128164), pertaining to the registration of an indeterminate principal amount or number of common stock, preferred stock, debt securities, common stock warrants and certain stockholder purchase rights of the Company as may be issued from time to time at indeterminate prices, with an aggregate offering price of up to $150,000,000, which was filed with the SEC on September 8, 2005; and

(12)

Registration Statement on Form S-3 (No. 333-102036), pertaining to the registration of an aggregate amount of 3,994,817 shares of common stock of the Company that may be offered for resale by the selling stockholder, with an aggregate offering price of approximately $4,034,765, which was filed with the SEC on December 20, 2002.

On September 28, 2023, the Company and its wholly-owned subsidiaries, Capstone Turbine International, Inc. (“Capstone Turbine International”) and Capstone Turbine Financial Services, LLC (together with Capstone Turbine International and the Company, the “Debtors”), filed voluntary petitions (the “Chapter 11 Cases”) for relief under chapter 11 of title 11 (“Chapter 11”) of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Chapter 11 Cases are being jointly administered only for procedural purposes under the caption In re Capstone Green Energy Corporation, Case No. 23-11634 (LSS) (Bankr. D. Del.).

December 7, 2023, the Company emerged from the Chapter 11 Cases pursuant to that certain Joint Prepackaged Chapter Plan of Reorganization (as supplemented by that certain Plan Supplement, dated October 24, 2023) of Capstone Green Energy Corporation and its Debtors pursuant to Chapter 11 of the Bankruptcy Code, which was confirmed by the Bankruptcy Court on November 14, 2023.

In connection with the foregoing, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of each offering, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statements, if any, as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statements.

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Van Nuys, State of California, on December 7, 2023.

CAPSTONE GREEN ENERGY CORPORATION

By:	/s/ Robert C. Flexon
Robert C. Flexon
Interim President and Chief Executive Officer